UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  May 1, 2008

TUCOWS INC.

(Exact Name of Registrant Specified in Charter)

Pennsylvania	0-28284	23-2707366
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

96 Mowat Avenue, Toronto, Ontario, Canada	M6K 3M1
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (416) 535-0123

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 1, 2008 (the “Effective Date”), Tucows.com Co. (“Tucows.com Co.”), a corporation organized under the laws of Nova Scotia and wholly-owned subsidiary of Tucows Inc. (the “Company”), entered into an agreement relating to, and completed, the sale of certain domain names (the “Domain Names”) to Portfolio Brains, LLC, a California limited liability company and an unaffiliated third party (“Portfolio”), pursuant to a Domain Name Acquisition Agreement (the “Agreement”) by and between Tucows.com Co. and Portfolio.

The Agreement provided that the aggregate amount paid by Portfolio on the Effective Date with respect to the Domain Names and the liabilities and obligations arising out of the ownership, use and operation of such Domain Names, was $983,713.00, consisting of (a) $885,342.00 in cash, payable on the Effective Date; and (b) $98,371.00 in cash, which amount will be retained by Portfolio for a period of one year following the Effective Date as security for indemnification claims under the Agreement.  Tucows.com Co. has agreed to indemnify Portfolio, for a period of one year following the Effective Date, from and against any and all losses incurred by Portfolio as a result of any inaccuracy in any representations and warranties of Tucows.com Co. or any failure of Tucows.com Co. to perform any covenant or agreement under the Agreement.  Tucows.com Co. is subject to customary representations and warranties and covenants under the terms of the Agreement.

A copy of the Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement.

Item 9.01.	Financial Statements and Exhibits.

(d)          Exhibits

Exhibit Number	Exhibit

10.1	Domain Name Acquisition Agreement, dated May 1, 2008, by and between Tucows.com Co. and Portfolio Brains, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TUCOWS INC.

By:	/s/ Michael Cooperman
Michael Cooperman
Chief Financial Officer

Dated: May 7, 2008

EXHIBIT INDEX

Exhibit Number	Exhibit

10.1	Domain Name Acquisition Agreement, dated May 1, 2008, by and between Tucows.com Co. and Portfolio Brains, LLC